UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20509

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

January 22, 2016

Date of Report

(Date of earliest event reported)

UAS DRONE CORP.

 (Exact name of registrant as specified in its charter)

NEVADA	000-55504	47-3052410
(State or other jurisdiction of incorporation or organization)	Commission File Number	(I.R.S. Employer Identification No.)

420 Royal Palm Way, Suite 100

Palm Beach, Florida  33480

 (Address of Principal Executive Offices)

(561) 693-1421

Registrant's Telephone Number

N/A

Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01  Entry into a Material Definitive Agreement.

Effective as of January 22, 2016, UAS Drone Corp., a Nevada corporation (the “Company”) executed a Separation Agreement with its Chief Executive Officer, Chad Swan (the “Agreement”).  Under the terms of the Agreement, the parties mutually agreed to terminate Mr. Swan’s Employment Agreement with the Company, effective immediately.  The foregoing notwithstanding, the Agreement provides that the non-disclosure; non-solicitation; ownership of work product by the Company; and indemnification provisions of the Employment Agreement shall survive Mr. Swan’s termination.  The Employment Agreement was Exhibit 10.5 to the Company’s Registration Statement on Form S-1 that was filed with the Securities and Exchange Commission on August 25, 2015 (the “Registration Statement”).  The Separation Agreement is attached as Exhibit 10 to this Current Report.  See the Exhibit Index, Item 9.01 hereof.

Under Paragraph 2 of the Agreement, the parties further agreed to cancel the “claw-back” provision of the Asset Purchase Agreement dated March 5, 2015, between the Company; Unlimited Arial Systems LLP, a Louisiana limited liability partnership; Mr. Swan; and David Sweeney.  As a result of such cancellation, Mr. Swan is entitled to retain his 500,000 shares of the Company’s common stock (the “Shares”).  Mr. Swan further agreed:  (i) not to sell any of the Shares for a period of at least three months from his termination date; and (ii) after the end of such period, not to sell or otherwise transfer more than 50,000 Shares per month without the Company’s written approval.  The Asset Purchase Agreement was filed as Exhibit 10.4 to the Registration Statement.

Item 5.02   Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(i)  Termination of Chad Swan.  As a result of the execution of the Agreement, Mr. Swan was terminated as the Company’s Chief Executive Officer effective as of January 22, 2016.

(ii)  Appointment of Grant A Begley.  Effective as of January 22, 2016, the Company’s Board of Directors unanimously resolved to appoint Grant A. Begley to serve as Chief Executive Officer until the next annual meeting of the Board of Directors or his prior resignation or termination.  Mr. Begley consented to serve in such capacity on the same date.  Mr. Begley was awarded 20,000 shares of common stock and a quarterly cash fee in connection with his appointment.  His agreement has no stated term and can be terminated at will.

Mr. Begley is 63 years of age.  During his long career in the aeronautics industry, he served as Corporate Senior Vice President for Alion Science and Technology (www.alionscience.com), where he developed and implemented its $1 billion Business Development Enterprise.  Prior to Alion, Mr. Begley served as Pentagon Senior Advisor to the Office of the Under Secretary of Defense for Unmanned Aerial Systems, leading development of the Department of Defense’s 2011 Unmanned Systems Roadmap. His career also includes leadership positions in advanced capabilities with Raytheon Corporation and Lockheed Martin where he initiated and led cross-corporation unmanned aerial systems/drone programs.

Mr. Begley served in the United States Navy for 26 years, where he was designated Top Gun, followed by acquisition assignments for the development and management of next generation manned and unmanned aircraft systems, weapon systems and joint executive acquisition assignments.  Mr. Begley also served as the first competitively selected National Director for Counter Stealth, and Navy Director for Stealth–Technologies, Policy and Advance Programs; and was on the Association of Unmanned Vehicle Systems International (AUVSI), Unmanned Systems 2014 Planning Committee.  He holds master's degrees in Aerospace and Aeronautic Engineering from the Naval Post-Graduate School and a bachelor's degree in General Engineering from the U.S. Naval Academy; and is certified from University of Virginia, Darden Business School in Executive Program Management, and from Massachusetts Institute of Technology in Executive Technical Management.

Mr. Begley has served as a member of the Company’s Board of Directors since October 13, 2015.  There are no family relationships between Mr. Begley and any other director, executive officer or person nominated or chosen by the Company to become a director or executive officer.

Since the beginning of the Company’s last fiscal year, there have been no transactions, and there are no currently proposed transactions, in which the Company was or is to be a participant and the amount exceeds $120,000 and in which Mr. Begley had or will have a direct or indirect material interest.

Item 9.01 Financial Statements and Exhibits.

(b)

Exhibits.

Exhibit No.

Exhibit Description

10

Separation Agreement

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

UAS DRONE CORP. a Nevada corporation

Date:  January 28, 2016

/s/Grant A. Begley__________________

Grant A. Begley, Chief Executive Officer